EXHIBIT 10.1
ALPHARMA INC. CHANGE IN CONTROL PLAN
Amended and Restated Effective January 1, 2008
Purpose of the Plan
The purpose of the Alpharma Inc. Change in Control Plan (the “Plan”) is to provide certain executive Employees with benefits that will assist them with their transition following a Change in Control. The Plan was initially effective March 11, 2002, and was amended and restated effective April 5, 2004, January 1, 2005 and January 29, 2007. The Plan is being amended and restated in its entirety effective January 1, 2008.
This Plan represents an amendment and restatement of all prior change in control plans, practices or policies in effect at Alpharma or any of its Subsidiaries as of the effective date hereof, and supersedes any and all such prior change in control plans, practices and policies. Except as otherwise specified in the Plan all such prior change in control plans, practices and policies are hereby discontinued and terminated, to the extent permitted by law.
Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
SECTION I – DEFINITIONS
The following definitions shall apply for purposes of this Plan:
1.1	“Acquiring Company” – Has the meaning provided in the definition of Change in Control.

1.2	“Alpharma” – Alpharma Inc., a Delaware Company.

1.3	“Benefit Continuation Period” –In the case of an Executive who receives a Change in Control Benefit, his Benefit Continuation Period will be determined based on the number of months used in Section 4.2 to compute the Executive’s Change in Control Benefit.

1.4	“Benefits Committee” shall consist of the Chief Legal Officer, Chief Financial Officer and Chief Human Resources Officer or any other individual appointed from time to time by the Board.

1.5	“Board” – The Board of Directors of Alpharma.
1.6	“Change in Control” — (a) The acquisition by any person, entity or “group” (Acquiring Company”) within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, Alpharma or its Subsidiaries, or any employee benefit plan of Alpharma or its Subsidiaries which acquires beneficial ownership of voting securities of Alpharma) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock of Alpharma sufficient to elect a majority of directors to the Board; (b) persons who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director on the Board subsequent to the date hereof whose election, or nomination for election by Alpharma’s stockholders, was approved by a vote of at least a majority of the directors on the Board then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; (c) approval by the stockholders of Alpharma or a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Alpharma immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors in the election of directors of the reorganized, merged or consolidated company; or (d) a liquidation or dissolution of Alpharma (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of Alpharma to any person (it being understood that a Non-Qualifying Sale shall not qualify as such a conveyance or transfer).

1.7	“Change in Control Benefits” – Has the meaning provided in Section 4.2.

1.8	“Chief Executive Officer” – Chief Executive Office of Alpharma

1.9	“Code” – The Internal Revenue Code of 1986, as amended. Any reference to a section in the Code shall include the regulations issued thereunder.

1.10	“Committee” – The Compensation Committee of the Board.
1.11	“Company” – Alpharma Inc. and its US Subsidiaries and any non-US Subsidiary whose Board of Directors (or similar governing body) has adopted this plan, or any successor by merger, consolidation or sale of assets.
1.12	“Constructive Termination” – A voluntary resignation following a Change in Control and following an action initiated by Alpharma, a Subsidiary or an Acquiring Company which results in (a) a material reduction in the Executive’s compensation or a material reduction in the basis upon which such Executive’s bonus or commission is determined, (b) the Executive’s relocation to a base office or site which is more than 50 miles from the location of the Executive’s office or site prior to the Change in Control, (c) the assignment of duties substantially inconsistent with, or a substantial diminution of, the duties, responsibilities or status of the position that the Executive held prior to the Change in Control, (d) a substantial reduction in benefits, or (e) a material change in the reporting relationship which is detrimental to the Executive (including, without limitation, a detrimental change in the position to which the Executive reports and not including, without limitation, the termination or change in the person who held the position to whom the Executive reported prior to the Change in Control).
1.13	“Employee” – A full-time permanent salaried or hourly employee of the Company, as determined by the Committee. An Employee shall not include any individual classified by the Company as either a temporary employee, a leased employee or an independent contractor (regardless of whether such individual is classified or retroactively reclassified as an employee of the Company by any person, entity or agency).
1.14	“Executive” – An Employee who is providing services to the Company in one of the following capacities: the Chief Executive Officer, a member of the Leadership Team, an Employee holding the title of Vice President or Director (not to be confused with a member of the Board) of the Company or its Operating Divisions, or any other individual deemed by the Committee to be an Executive.
1.15	“Involuntary Termination of Employment” – A Termination of Employment due to the independent exercise of the unilateral authority of the Company to terminate the

Executive’s services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services.

1.16	“Leadership Team” – Those officers of the Company that report directly to the Chief Executive Officer and such other employees who the Chief Executive Officer, in his sole discretion, determines is eligible to be classified as a member of the Leadership Team for purposes of this Plan.
1.17	“Non Qualifying Sale” – A sale of (a) the stock or assets of a Subsidiary or the assets of an Operating Division, or (b) assets (other than substantially all the assets of the Company).
1.18	Operating Division” – The Company’s operating divisions, which for management or financial purposes are reported as individual business segments.
1.19	“Plan” – The Alpharma Inc. Change in Control Plan.
1.20	“Salary” – An Executive’s annual base salary immediately preceding his Termination Date. In the United States, Salary shall include amounts contributed on behalf of the Executive to a cafeteria plan or a cash or deferred arrangement and not includable in compensation under Section 125 or 402(e)(3) of the Internal Revenue Code. Salary shall also include cash amounts paid to an Executive in lieu of fringe benefits. Salary shall exclude the following: commissions; incentive compensation; bonuses; overtime; extended workweek premiums; cost-of-living allowances; shift premiums; other premiums; deferred compensation; payments under consulting agreements; payments under advisory agreements; any other special payments, fees, or allowances.
1.21	“Specified Employee” – An Employee who, as of the Employee’s Termination Date, is a key employee of the Company within the meaning of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee Identification Date. If an Employee is a key employee as of a Specified Employee Identification Date, the Employee is treated as a key employee for purposes of the Plan for the entire 12-month period beginning on the Specified Employee Effective Date.

1.22	“Specified Employee Effective Date” – The first day of the fourth month following the Specified Employee Identification Date.

1.23	“Specified Employee Identification Date” – December 31.
1.24	“Subsidiary” — Any corporation in which Alpharma owns either directly or indirectly, more than 50% of the voting stock.
1.25	“Termination Date” — The date an Executive’s active employment with the Company terminates as a result of an Involuntary Termination of Employment or a Constructive Termination.
1.26	“Termination for Cause” – A Termination of Employment for reasons such as a conviction of a felony, habitual excessive use of drugs or alcohol, unsatisfactory attendance, substantial and willful neglect of job duties, failure or inability to adequately perform job duties, disclosure of confidential information regarding the Company or its operations, or the aiding or assisting of any person or entity which is competitive with the Company or its successors. The determination of whether an Executive is terminated for cause or not for cause shall be made by the Committee in its sole discretion and shall be final and conclusive.
1.27	“Termination of Employment” — A termination of employment with the Company for any reason other than by reason of retirement, death or disability provided that a transfer of employment to the Acquiring Company or any of its affiliates shall not be a Termination of Employment unless it constitutes a Constructive Termination.

1.28	“US Employee” — An Employee whose primary place of employment is in the United States.

1.29	“US Subsidiary” — Any Subsidiary incorporated in the United States.
1.30	“Waiver and Release” – A form of waiver and release provided by the Company which has the effect of releasing the Company, its affiliates, officers, directors on the Board and employees from any and all claims, demands, causes of action, damages, expenses and liabilities, whether known or unknown, which the Executive has or may later have against the Company which relate in any way to his employment by the Company, or his separation from employment with the Company, or any other matter at the time of Termination of Employment.
ARTICLE II – ELIGIBILITY
2.1	Eligibility for Change in Control Benefits.
(a)	Subject to Section 3.1, an Executive shall be eligible to receive Change in Control Benefits specified under Article IV if concurrently with or within the 24-month period following the Change in Control he has either (i) an Involuntary Termination of Employment, or (ii) a Constructive Termination.

(b)	An Executive shall not be eligible for Change in Control Benefits if he is subject to a collective bargaining agreement or comparable labor agreement or is otherwise not permitted to participate pursuant to the laws of the jurisdiction where he is employed.

(c)	A Non Qualifying Sale shall not be deemed a Change in Control and an Executive shall not be eligible to receive Change in Control Benefits upon a Non Qualifying Sale.
2.2	Committee Discretion. The Committee shall have full discretion to determine eligibility to receive benefits under this Plan. Such discretion shall be exercised in accordance with the provisions set forth herein and in a uniform and non-discriminatory fashion, and in accordance with Section 409A of the Code.
ARTICLE III – CONDITIONS
3.1	Change in Control Benefits Conditions. The following are conditions to an Executive receiving Change in Control Benefits:
(a)	Termination Date on or after January 1, 2008;

(b)	Termination Date does not immediately follow a period during which the Executive has not been actively at work due to leave of absence, layoff or salary continuance, unless the Committee specifically designates the condition as not applicable to the Executive;

(c)	To the extent that an Executive claims that Constructive Termination has occurred, such claim shall be made in writing to the Committee within 90 days following the Constructive Termination event;

(d)	If requested by the Company or Acquiring Company, the Executive shall remain employed with the Company or the Acquiring Company for up to six months following the Change in Control; and

(e)	Executive executes a Waiver and Release and does not revoke it within seven (7) days after the execution thereof.
To the extent the duration of the Change in Control Benefits is longer than any notice period required under the laws of the jurisdiction in which an Executive is employed, then such Change in Control Benefits shall be in lieu of such notice period.
ARTICLE IV – CHANGE IN CONTROL BENEFITS
4.1	General.

Subject to Section 6.1, an Executive who is eligible under Section 2.1 to receive Change in Control Benefits and who satisfies the conditions in Section 3.1 shall receive the amount of Change in Control Benefits specified under Section 4.2 payable in accordance with Article VII and those other benefits as specified in Article V.
4.2	Amount of Change in Control Benefits.

An Executive who satisfies the eligibility requirements under Section 2.1 shall be entitled to receive Change in Control benefits (“Change in Control Benefits”) equal to the following:
(a)	In the case of the Chief Executive Officer, Salary during each of the 36 months following the Termination Date. Additionally, he shall receive his bonus or other cash incentive award (as in effect immediately preceding the date of the Change in Control event), at 100% of his annual target rate, with an assumed 100% funding of any applicable bonus pool, for such 36 month period;

(b)	In the case of a member of the Leadership Team, Salary during each of the 30 months following the Termination Date. Additionally, he shall receive his bonus or other cash incentive award (as in effect immediately preceding the date of the Change in Control event), at 100% of his annual target rate, with an assumed 100% funding of any applicable bonus pool, for such 30 month period;

(c)	In the case of a Vice President, Salary during each of the 18 months following the Termination Date; and

(d)	In the case of a Director (employee title, not member of the Board), Salary during each of the 12 months following the Termination Date.
4.3	Bonus and Incentive Awards.

Any bonus or incentive award payable under the terms of this Plan shall be in addition to any bonus or incentive award otherwise payable under any then-existing bonus or incentive award plans during the year in which the Change in Control event occurs. Notwithstanding anything herein to the contrary, upon a Change in Control event, an Executive’s target annual bonus or incentive award amounts or rates may not be reduced.
ARTICLE V – OTHER BENEFIT PROVISIONS
5.1	Medical, Dental and/or Life Insurance Coverage

An Executive shall be entitled to continued coverage under the medical, dental, accidental death and dismemberment and/or life insurance benefits plan sponsored by the Company under which the Executive is covered and as in effect on the Executive’s Termination Date (including medical and dental coverage for the Executive’s covered dependents, if any) for the duration of the applicable Benefit Continuation Period whether or not the Executive receives the benefit payments in a lump sum or in monthly payments. Such coverage shall be equal to the coverage offered to the Employees of the Company or Acquiring Company, as the case may be, during such Benefit Continuation Period and shall be at the same cost to the Executive as is applicable to such Employees during the Benefit Continuation Period. In no event shall an Executive be entitled to add dependents to his medical or dental coverage after his Termination Date except for US Employees as would otherwise be allowed by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

At the end of the Benefit Continuation Period, an Executive which is a US Employee may elect to continue medical and dental benefits according to the continuation coverage requirements of group health plans in COBRA, and all of the health insurance continuation provisions under COBRA shall regulate an Executive’s election to continue medical and dental benefits at the end of the period during which he is covered under the terms of this Plan. The period for which such Executive is eligible for COBRA shall be reduced by the number of weeks during which he received medical and/or dental coverage as a result of his participation in the Plan. At the end of the Benefit Continuation Period, accidental death and dismemberment and life insurance benefits shall cease.

5.2	Retiree Medical Benefits.
(a)	An Executive who is eligible to retire and who is eligible for retiree medical insurance as of his Termination Date shall be provided retiree welfare benefits in accordance with the provisions of the applicable plans rather than the benefits described in this Article V.

(b)	An Executive who is eligible to retire and who is not eligible for retiree medical insurance as of his Termination Date shall be eligible for Medical/Dental benefits for the Benefit Period, in accordance with the provisions of this Article V.
5.3	Retirement Plans.

In the event an Executive becomes eligible to receive Change in Control Benefits, the benefit payments under this Plan shall not be considered for purposes of computing benefits under the Alpharma Inc. Pension Plan and the Alpharma Inc. Supplemental Pension Plan or any similar pension or retirement plan. An Executive shall not be eligible to actively participate under any such Plans after his Termination Date.

5.4	Savings Plan and Stock Purchase Plan

In the event an Executive becomes eligible to receive Change in Control Benefits, the benefit payments under this Plan shall not be considered for purposes of computing benefits under any defined contribution plan or stock purchase plan sponsored by the Company including the Employee Stock Purchase Plan, the Alpharma Inc. Savings Plan and the Alpharma Inc. Supplemental Savings Plan. An Executive shall not be eligible to actively participate under any of these Plans after his Termination Date.
5.5	Long Term Incentive Awards.
(a)	As permitted under Section 8 of the Alpharma Inc. 1997 Incentive Stock Option and Appreciation Rights Plan, as amended (“Stock Option Plan”), upon the occurrence of a Change in Control, all Options and Units (as defined under the Stock Option Plan) held by an Executive shall become immediately exercisable by the optionee and grantee, respectively, and shall remain exercisable for the lesser of (i) the length of time during which the Option or Unit, as the case may be, may be exercised or (ii) the maximum period permitted under the Stock Option Plan.

(b)	As permitted under Article 16 of the Alpharma Inc. 2003 Omnibus Incentive Compensation Plan (“Omnibus Plan”), upon the occurrence of a Change in Control, all NQSOs and ISOs (both as defined under the Omnibus Plan) held by an Executive shall become immediately exercisable by the optionee and shall remain exercisable for the lesser of (i) the length of time during which the NQSO or ISO may be exercised and (ii) the maximum period permitted under the Omnibus Plan.

(c)	As permitted under Article 16 of the Omnibus Plan, upon the occurrence of a Change in Control followed by either (i) an Involuntary Termination of Employment or a Constructive Termination within twenty-four (24) months after the date of said Change in Control, or (ii) the purchase or other acquisition by the entity effecting such Change in Control (either as part of the transaction giving rise to the Change in Control or in a separate transaction or transactions or in a combination of such transactions ) of all or substantially all of the issued and outstanding Class A and Class B common stock, (x) all Restricted Stock (as defined under the Omnibus Plan) held by an Executive in the employ of the Company as of the day immediately prior to the date upon which condition (i) or (ii) is first satisfied shall immediately vest and become the property of said Executive and (y) all Performance Shares and Performance Units (as defined under the Omnibus Plan) held by an Executive in the employ of the Company as of the day immediately prior to the date upon which condition (i) or (ii) is first satisfied shall have a final value computed on a date as close as practicable to the date upon which condition (i) or (ii) is first satisfied and such sum shall thereupon be paid to the Executive.

(d)	Notwithstanding anything herein to the contrary, the additional changes and modifications to benefits granted under the Omnibus Plan not inconsistent with the treatment of such benefits as set forth in this Section 5.5 may be made upon a Change in Control pursuant to Section 4.2 of the Omnibus Plan.
5.6	Other Plans.

An Executive’s participation in all other employee benefit plans sponsored by the Company shall cease being effective as of the Executive’s Termination Date.
5.7	Terms of Other Plans.

Continued participation in any of the plans noted above shall be subject to the terms of said plans; as in the past, the Company continues to retain the right to amend or terminate such plans at any time in accordance with the terms of such plans.
ARTICLE VI – OTHER AGREEMENTS AND LAWS
6.1	General.

Notwithstanding anything to the contrary herein, to the extent that an Executive is party to an employment agreement with the Company, the Executive shall be entitled to receive benefits (taken individually) equal to the greater of (i) the benefits available under the Plan, or (ii) the benefits available under such employment agreement, but in no event shall the benefits be provided in an additive manner.

6.2	Local Laws

Notwithstanding anything to the contrary herein, to the extent that an Employee satisfies the conditions in Sections 2.1 and 3.1, and any such Employee is entitled to benefits at the time of a Termination of Employment under applicable local law, which are more favorable than the Severance Benefits available under the Plan, the Employee shall receive only those benefits available under local law.
ARTICLE VII – PAYMENT
7.1	Method of Payment.
(a)	Change in Control Benefits under Section 4.2 shall be paid to an Executive in installments in accordance with the Company’s standard payroll cycles beginning with the first payroll period immediately after his Termination Date and continuing for the applicable Benefit Continuation Period. Notwithstanding the foregoing, Change in Control Benefits payable to an Executive who is a Specified Employee shall begin no earlier than six months after his Termination Date if the Company determines that the delay is necessary to comply with Section 409A of the Code.

(b)	If an Executive dies after his Involuntary Termination of Employment or Constructive Termination but before receiving the total amount of his Change in Control Benefit, such benefit will instead be paid in a lump sum to the Executive’s surviving spouse, if any, and otherwise to the Executive’s estate commencing as soon as administratively feasible after the date of death.
SECTION VIII – ADMINISTRATION
8.1	The Committee.

The Committee shall have the complete authority to: (a) determine eligibility for benefits in accordance with the provisions of the Plan, (b) construe the terms of the Plan, and (c) control and manage the operation of the Plan.

8.2	Administrative Rules.

Subject to the limitations of the Plan, the Committee from time to time shall establish rules for the administration and interpretation of the Plan and the transaction of its business. The determination of the Committee as to any disputed question shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be performed in a uniform and non-discriminatory manner.
8.3	Delegation.

The Committee may, in its sole discretion, delegate some or all of its functions to third parties and employ counsel and other agents and may procure such clerical, actuarial accounting and other services as the Committee may require in carrying out the provisions of the Plan.
8.4.	Indemnification.

The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of the Committee member’s service as such, excepting only expenses and liabilities arising from the member’s own gross negligence or willful misconduct.
8.5	Arbitration.

All disputes regarding the application of the definition of Constructive Termination shall be submitted to an Arbitration Panel whose findings shall be binding on the Company and the Executive. For purposes of this Plan, the term “Arbitration Panel” shall mean three (3) independent arbitrators, one of whom shall be selected by the Company, one by the Executive and the third shall be selected by the two other arbitrators. In the event that agreement cannot be reached on the selection of the third arbitrator, such arbitrator shall be selected by the American Arbitration Association. All arbitrators shall be selected from a list provided by the American Arbitration Association. All matters presented to the Arbitration Panel shall be decided by majority vote. All costs of the arbitration, including the Executive’s attorneys’ fees, if any, shall be paid by the Company.

8.6	Claim Procedure.
(a)	The Company will notify an Executive at the time of Termination of Employment what benefits, if any, he will receive under the Plan. If an Executive believes that he is entitled to receive additional benefits under the Plan he must submit a claim for benefits in writing to the Committee. Any claim for benefits must be received by the Committee within 60 days after the date of the Executive’s Terminated Employment. If a claim for benefits under the Plan is denied in whole or in part, the claimant will receive written notice of the denial within 90 days after the filing of the claim. The notice will state the specific reason for the denial of benefits.

(b)	Any claimant whose claim for benefits is denied may request a review of the decision denying his claim. The claimant or his duly authorized representative must submit a written request for review to the Committee within 60 days after receiving the notice of denial. When making a request for review, a claimant should state the reasons why he believes the claim was improperly denied and should submit any documents or information relevant to the claim.

(c)	The decision on review will be completed and furnished to the claimant in writing within 60 days after receipt of the request for review. All decisions of the Committee are final and binding. In unusual circumstances the Committee may require an extension of time for deciding on a claim for benefits or a request for review. Whenever there is a need for an extension of time, the Committee will notify the claimant of the extension. In no event will such an extension exceed a period of 90 days in the case of the initial claim or 60 days in the case of the decision on review.

(d)	If the Committee fails to take any action required by it within the time limits specified above, the claim shall be deemed denied as of the latest date by which such action should have been completed.

ARTICLE IX – MISCELLANEOUS
9.1	Amendment and Termination.
Alpharma, acting through its Board, reserves the right to amend or modify the Plan, to terminate the Plan in its entirety, or to terminate the participation in the Plan of any Subsidiary, provided that (i) any such amendment, modification or termination shall not be applicable to an Executive who has already been notified of a Termination of Employment, and (ii) the Plan shall not be amended, modified or terminated after the earlier of (a) the Board’s initial consideration of a transaction which would be a Change in Control or (b) the execution of a contract which results in a Change in Control. Notwithstanding the foregoing, Alpharma may terminate the Plan only to the extent permitted under Section 409A of the Code.

Notwithstanding the foregoing, the Board has delegated to the Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of Alpharma or alter the benefits payable thereunder. The Board has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or the regulations thereunder. The Board retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or regulations thereunder.
9.2	Parachute Payments.
(a)	Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by an Executive in connection with a Change in Control (whether pursuant to the terms of this Agreement (“Contract Payments”) or pursuant to any other plan, arrangement or agreement with (1) the Company, (2) any person whose actions result in a Change in Control or (3) any person affiliated with the Company or such person (collectively with the Contract Payments, “Total Payments”)) would, as determined by tax counsel selected by the Company, result in “Excess Parachute Payments” (as defined below) subject to the tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then such Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the Executive’s “net after-tax benefit” (defined below) shall exceed what the net after-tax benefit would have been if such reduction were not made and the Executive paid such Excise Tax.

(b)	“Net after-tax benefit” shall mean (1) the sum of all payments and benefits which the Executive receives or is then entitled to receive from the Company and any of its Subsidiaries that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (2) the amount of federal income taxes payable with respect to the payments and benefits described in (1) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (3) the amount of Excise Taxes imposed with respect to the payments and benefits described in (1) above by Section 4999 of the Code.

(c)	“Excess Parachute Payments” shall mean “parachute payments” as defined in Section 280G of the Code other than (1) health and life insurance benefits and (2) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period (relating thereto) which has elapsed prior to the date of the Change in Control. The terms of any new or revised tax regulations relating to Excess Parachute Payments shall be incorporated by reference herein.
9.3	Withholding.

The Company shall withhold all required local, state and federal income taxes from any benefits payable under this Plan.
9.4	Binding on Successors.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term “Company,” whenever used in the Plan, shall mean and include any such organization after the succession.

9.5	Applicable Law.

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey (regardless of the laws that might otherwise govern under applicable New Jersey principles of conflicts of law.

9.6	Contract Right of Executives.

Subject to Section 9.1 above, the Board intends this Plan to constitute an enforceable contract between the Company and each Executive and intends this Plan to vest rights in such Executives as third party beneficiaries.

9.7	Compensation.

For all purposes hereof, the determination of an Executive’s bonus or incentive award amount, compensation, rate of base earnings, job grade or band, target award and similar amounts or status shall be made based upon the highest such amount that was in effect at the time of the occurrence of a Change in Control.